Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION ANNOUNCES ENGAGEMENT OF FINANCIAL ADVISOR TO EXPLORE AND EVALUATE STRATEGIC ALTERNATIVES

Implements Change-in-Control Retention Arrangements for Employees

RALEIGH, NC - November 16, 2017, Triangle Capital Corporation (NYSE: TCAP) (the “Company”) today announced that it has engaged Houlihan Lokey as its financial advisor to assist the Company’s board of directors in exploring and evaluating a broad range of strategic alternatives to enhance long-term shareholder value.

Concurrent with the engagement of a financial advisor, the compensation committee of the Company’s board of directors approved change-in-control retention arrangements for the Company’s employees in order to ensure continuity of its business and its employees through the completion of the strategic alternatives review process and any related transactions.

About Triangle Capital Corporation

Triangle Capital Corporation (www.tcap.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. It offers a wide variety of debt and equity investment structures including first lien, unitranche, second lien, and mezzanine with equity components. Triangle Capital’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle Capital’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle Capital typically invests $5.0 million to $50.0 million per transaction in companies with annual revenues between $20.0 million and $300.0 million and EBITDA between $5.0 million and $75.0 million.

Triangle Capital has elected to be treated as a business development company under the Investment Company Act of 1940 and a regulated investment company under the Internal Revenue Code of 1986.

Forward Looking Statements

This press release contains forward-looking statements, including with regard to the Company’s review of certain strategic alternatives and any expected or anticipated benefits from the foregoing review process. These statements are not guarantees of future events and involve risks and uncertainties that are difficult to predict.  As a result, there can be no assurance that this process will result in a transaction, or if a transaction is undertaken, as to its terms or timing.

In addition, actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents or reports that the Company in the future may file with the SEC.

The Company has not set a definitive schedule to complete its review of strategic alternatives and does not intend to provide updates until such time as it determines in its sole discretion, as required by law, and/or it has entered into definitive documentation with respect to any strategic transaction.

Contacts

E. Ashton Poole
Chairman & Chief Executive Officer
919-747-8618
apoole@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com